EXHIBIT 10.29

REGADO BIOSCIENCES, INC.

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

This SERIES E PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 18th day of December, 2012, by and among Regado Biosciences, Inc., a Delaware corporation (the “Company”), the purchasers or noteholders listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”), and solely for purposes of Sections 4(A)4.18, 5(A)5.6 and 9.17(a), Domain Russia Investments Limited (“DRI”), and solely for purposes of Sections 4(A)4.18 and 5(A)5.6 NovaMedica.

RECITALS:

WHEREAS, the Company desires to raise capital to expand its operations and capitalize on business opportunities;

WHEREAS, in connection therewith, the Company desires to offer to the Investors and the Investors desire to purchase those shares of Series E Preferred Stock of the Company (the “Series E Preferred Stock”) set forth beside each Investor’s name on Schedule A attached hereto;

WHEREAS, in connection therewith, the existing bridge notes issued by the Company in the amounts set forth beside each holder’s (referred to herein as the “Noteholders” or Investors) name on Schedule A attached hereto, shall be converted into shares of Series E Preferred Stock of the Company; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

SECTION 1.	PURCHASE AND SALE OF STOCK.

1.1 Sale of Series E Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware before the Initial Closing (as defined below) the Fifth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Investor agrees, individually and severally (but not jointly), to purchase at each Closing, and the Company agrees to sell and issue to each such Investor at such Closing, that number of shares of the Company’s Series E Preferred Stock (the “Shares”) set forth opposite the Investor’s name on Schedule A hereto at the purchase price set forth opposite the Investor’s name on Schedule A hereto. The Shares will have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

(c) The Company hereby acknowledges that the proceeds from the sale of the Shares shall be used for research and development activities associated with advancing the Company’s pipeline of product candidates (with over fifty percent (50%) of the proceeds to be used for further development of REG1 in its PCI indication) and working capital and capital expenditures and other corporate purposes.

1.2 Initial Closing.

(a) The initial purchase and sale of up to 70,528,086 shares of Series E Preferred Stock (as specified on Schedule A attached hereto) shall take place in up to three (3) tranches either remotely via the exchange of documents and signatures, or at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020, as set forth on Schedule A (collectively, the “Initial Closing”).

(i) First Tranche. The closing of the first tranche of the Initial Closing shall take place on December 18, 2012.

(ii) Second Tranche. The closing of the second tranche of the Initial Closing shall take place on or before March 14, 2013. The Board of Directors of the Company shall give written notice thereof to all Investors specifying therein the date of the closing of such second tranche (the “Second Tranche Notice”), which second tranche closing shall be held no less than fifteen (15) days after the Second Tranche Notice has been deemed to have been given pursuant hereto (but in no event later than March 14, 2013). The total amount sold in the second tranche of the Initial Closing shall be equal the amounts set forth on Schedule A except, if decided by a unanimous vote of the Board of Directors that a lesser amount should be called in the second tranche of the Initial Closing in which case the difference between the said amounts and the total amounts on Schedule A will be applied to the closing of the third tranche of the Initial Closing.

(iii) Third Tranche. The closing of the third tranche of the Initial Closing shall take place, on or before January 17, 2014, subject to the prior unanimous written approval of the Major Holders (as defined in this Section 1.2(a)(iii)) on or before December 31, 2013. If the Major Holders unanimously elect and agree to hold a closing of the third tranche of the Initial Closing, the Major Holders shall give written notice thereof to the Company and all other Investors specifying therein the date of the closing of such third tranche (the “Third Tranche Notice”), which third tranche closing shall be held no less than fifteen (15) days after the Third Tranche Notice has been deemed to have been given pursuant hereto (but in any event on or before January 17, 2014). In such event, each Investor listed on Schedule A hereto under the heading “Third Tranche of Initial Closing (on or before January 17, 2014)” shall purchase (and is hereby committing to purchase) the number of Shares set forth opposite its name under such heading. For purposes of this Section 1.2(a)(iii) and Section 9.16 hereof only, the term “Major Holders” shall mean and include each holder of at least five percent (5%) of the then outstanding shares of the Preferred Stock of the Company regardless of series (it being understood that (A) for purposes of determining if a holder is a Major Holder (1) such threshold shall be calculated based solely on outstanding shares of Preferred Stock on an as-converted to Common Stock basis, and (2) shares of Common Stock actually issued upon conversion of any series of Preferred Stock shall not be taken into account and (B) any vote of the Major Holders pursuant to this Section 1.2 shall be by individual holder and not based on the voting power of the Preferred Stock held by such holder).

(b) At the closing of each tranche of the Initial Closing, the Company shall deliver to each Investor a certificate representing the shares of Series E Preferred Stock that such Investor is purchasing at the closing of the applicable tranche of the Initial Closing as set forth on Schedule A against payment of the purchase price therefor by wire transfer to a non-interest bearing client trust bank account maintained by Lowenstein Sander PC (“Lowenstein”), by check or by cancellation of indebtedness (including accrued interest) or by any combination thereof. Upon receipt of the full amount of the purchase price from all Investors (other than those who pay by check and/or by cancellation of indebtedness) at the closing of each tranche of the Initial Closing as set forth on Schedule A, and satisfaction of the closing conditions set forth in Section 4, as confirmed by the certificate delivered by the Company to the Investors as set forth in Section 4(A)4.3, Section 4(B)4.3 or Section 4(C)4.3, as applicable, Lowenstein, acting as the escrow agent, shall release the aggregate purchase price received from the Investors to the Company no later than two (2) business days after the receipt of all of the funds for such applicable tranche and all checks delivered in payment therefor shall be deemed released to the Company contemporaneously therewith. In the event that payment by an Investor is made at the closing of the first tranche of the Initial Closing, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the closing of the first tranche of the Initial Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance reasonably acceptable to the Company. In the event that the full amount of the purchase price (including payment consideration paid by check or by cancellation of indebtedness) is not received within five (5) business days of the proposed closing of the applicable tranche, as set forth on Schedule A, then (1) Lowenstein, as the escrow agent, shall promptly return all funds so delivered by Investors to its escrow account to such Investors in the amounts provided by each such Investor in connection with the closing of such applicable tranche, without interest, and (2) the Company will return to each Investor who paid by check its or his check and to all Investor who hold notes that otherwise would have been converted into Shares at the first tranche of the Initial Closing their convertible promissory notes (which notes shall not be deemed to have been cancelled and shall continue in full force and effect in accordance with their terms).

1.3 Second Closing.

(a) Subject to the terms and conditions of this Agreement, the second purchase and sale of Series E Preferred Stock (as specified on Schedule A attached hereto) shall take place on or before June 30, 2013 (the “Second Closing”, together with the Initial Closing, each a “Closing”), upon such date determined by the Board of Directors of the Company, who shall determine the Second Closing Date no later than June 15, 2013. The Company shall provide the Investors with written notice of the date of the scheduled Second Closing at least fifteen (15) days prior to the scheduled Second Closing. The date of the Second Closing is herein referred to as the “Second Closing Date.” The parties hereto agree that the Investors participating in the Initial Closing may, but are not required to, participate in the Second Closing up to the full amount of their pro rata share of the funds to be invested therein. At the Second Closing, RMI (as defined below) shall match any and all investment proceeds by an aggregate amount of up to $6,000,000 subject to satisfaction of RMI’s condition as set forth in Sections 4(B)4.7, 4(C)4.6 and 6.6 of this Agreement (“RMI’s condition”). In the event that the aggregate amount of non-RMI investment proceeds received by the Company exceeds $6,000,000 RMI agrees to use its commercially reasonable efforts to obtain additional financing to match such extension.

(b) At the Second Closing, the Company shall deliver to each purchaser participating therein a certificate representing the shares of Series E Preferred Stock that such Investor is purchasing at the Second Closing (the “Second Closing Shares”) against payment of the purchase price therefor by wire transfer or check to a non-interest bearing client trust bank account maintained by Lowenstein, by check or by a combination of the foregoing. Upon receipt of the full amount of the purchase price at the Second Closing from all Investors (other than those who pay by check) and satisfaction of the closing conditions set forth in Section 6, as confirmed by the certificate delivered by the Company to the Investors as set forth in Section 6.4, Lowenstein, acting as the escrow agent, shall release an amount equal to the aggregate purchase price received from the Investors to the Company no later than two (2) business days after the receipt of the funds in connection with the Second Closing and all checks delivered in payment therefor shall be deemed to be released to the Company contemporaneously therewith. In the event that the full amount of the purchase price is not received within five (5) business days of the scheduled Second Closing, then Lowenstein, as the escrow agent, shall return all funds to the Investors in the amounts provided by each Investor in connection with the Second Closing, without interest and the Company will return to each Investor who paid by check its or his check.

1.4 RMI Investment.

Subject to the terms and conditions to this Agreement, RMI Investments, S.a.r.l. (“RMI”) shall match the investment amount of non-RMI Investors at any Closing and pursuant to Section 1.5 by an amount equal to 100% of the funds invested by all non-RMI Investors as set forth in Schedule A of this Agreement received in cash by the Company (up to $31,200,000 in the aggregate under this Agreement) and subject to satisfaction of the RMI’s condition. For clarity, RMI shall not be obliged to match an amount of investment provided by any non-RMI Investor at any Closing, in the event that the Company did not receive an amount equal to the full amount of the purchase price specified in Schedule A of this Agreement at or, as permitted under Section 1.5 below, prior to the applicable closing of each tranche of the Initial Closing and the full amount of the purchase price specified in Section 1.3 of this Agreement at the Second Closing. As set forth in Sections 1.2(a), and 1.3(a) hereof, the Company shall promptly notify RMI in writing about the amount of investments received by the Company from any such non-RMI Investor.

1.5. Right to Purchase Shares.

Notwithstanding anything herein to the contrary, any Investor may, in its sole discretion, purchase any part or all of the Shares that otherwise would be purchasable at the third tranche of the Initial Closing Shares and, subject to the Board of Directors prior written consent, purchase any Second Closing Shares at any time prior to the closing of the third tranche of the Initial Closing or prior to the Second Closing Date (as applicable) upon thirty (30) calendar days’ prior written notice to the Company and RMI. As set forth in Section 1.4 hereof, RMI shall match the investment amount of all non-RMI Investors pursuant to this Section 1.5 and Section 1.4. It is understood and agreed that, unless such additional purchase occurs simultaneously with the closing of any of the tranches of the Initial Closing or the Second Closing, the date of any such purchase shall not be deemed a “Closing” for any purpose hereunder and, without limiting the foregoing, none of the conditions to closing set forth in Section 4 hereof shall apply to any such purchase and sale except that upon receipt of funds representing the purchase price for the such Shares, the Company shall deliver to the Investor a certificate representing such Shares. If the Shares otherwise purchasable at the third tranche of the Initial Closing are purchased prior to the closing of the second tranche of the Initial Closing, RMI shall not be obligated to match the investment thereof unless and until (but simultaneously with) the closing of the second tranche of the Initial Closing. In the event that RMI matches investments of any non-RMI Investor, the amount of the respective investment of RMI set forth in Schedule A shall be decreased on the amount of funds transferred by RMI to the Company pursuant to the Section 1.4 and 1.5 of this Agreement.

1.6 Further Assurances. At and after each Closing, the Company and each Investor agree to take and do such further actions and things reasonably required consummate the purchase, sale, surrender and/or exchange of securities contemplated hereby.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Investors that, as of each Closing, except as set forth on a schedule of exceptions attached hereto as Schedule B (the “Schedule of Exceptions”) specifically identifying the relevant subparagraphs of this Section 2 (provided, however, that disclosure by reference to one or more sections shall constitute disclosure for all purposes under this Section 2 if such disclosure, reasonably construed, provides the Investors with effective disclosure; provided further, however, that any disclosure relating to Intellectual Property Assets shall be specifically mentioned in Section 2.19 of Schedule B or shall be specifically cross-referenced in Section 2.19 if disclosed in another Section of Schedule B), which exceptions shall be deemed to be representations and warranties as if made hereunder:

For purposes of this Section 2, the term “Shares” shall mean all shares of Series E Preferred Stock to be sold and issued at the Initial Closing. For the avoidance of doubt, for purposes of this Section 2, the term “Shares” shall not include the shares of Series E Preferred Stock to be issued at the Second Closing.

2.1 Organization; Power; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Restated Certificate, the Third Amended and Restated Investors’ Rights Agreement, the Third Amended and Restated Registration Rights Agreement, the Transfer and Technology Agreement, the Assignment and Assumption Agreement, the Clinical Development and Collaboration Agreement, the Supply Agreement, the Pharmacovigilance Agreement, the Indemnification Agreement, and all other transaction agreements and documents referred to below (collectively, the “Ancillary Agreements”) and to issue and sell the Shares and the common stock (the “Common Stock”) issuable upon conversion of the Shares, and to carry out the provisions of this Agreement, the Restated Certificate and the Ancillary Agreements. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects, or financial condition.

2.2 Authorization. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and any Ancillary Agreements, the performance of all obligations of the Company hereunder and thereunder at the applicable Closing and the authorization, issuance (or reservation for issuance), sale, and delivery of the Shares being sold hereunder and the Common Stock issuable upon conversion of the Shares has been taken or will be taken prior the applicable Closing, and this Agreement, and any Ancillary Agreement, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in any Ancillary Agreement may be limited by applicable laws. The sale of the Series E Preferred Stock is not and the subsequent conversion of the Series E Preferred Stock into Common Stock will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with as set forth to Section 4(A)4.12 hereof.

2.3 Valid Issuance of Preferred and Common Stock. The Shares that are being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares being purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate will be duly and validly issued, fully paid, and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable federal and state securities laws.

2.4 Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Shares by the Company or the issuance of Common Stock upon conversion of the Shares, except (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware, and (ii) such filings as have been made prior to the Closing, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

2.5 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the closing of the first tranche of the Initial Closing, of:

(a) 241,780,799 shares of Common Stock of which 3,695,397 are issued and outstanding. The outstanding shares of Common Stock are owned by the stockholders and in the numbers specified in Exhibit B hereto.

(b) 198,363,299 shares of Preferred Stock, of which (i) 5,798,178 shares have been designated Series A Preferred Stock (“Series A Shares”), all of which are issued and outstanding, (ii) 16,666,665 shares have been designated Series B Preferred Stock (“Series B Shares”), all of which are issued and outstanding (iii) 17,037,037 shares have been designated Series C Preferred Stock (“Series C Shares”), all of which are issued and outstanding, (iv) 71,666,667 shares have been designated Series D Preferred Stock (“Series D Shares”), all of which are issued and outstanding, and (v) 87,194,752 shares have been designated Series E Preferred Stock (“Series E Shares”, and together with Series A Shares, Series B Shares, Series C Shares and Series D Shares, the “Preferred Stock”), none of which are issued and outstanding and all of which will be sold pursuant to this Agreement. The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are owned by the stockholders and in the numbers specified in Exhibit B hereto. The rights, privileges and preferences of the Series E Preferred Stock are as stated in the Restated Certificate.

(c) The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with the applicable provisions of the Securities Act and the regulations thereunder and any relevant state securities laws and regulations.

(d) The Company has adopted the Amended 2004 Equity Compensation Plan, as amended (the “Plan”) and has issued and reserved a total of 39,380,603 shares of its Common Stock for issuance upon exercise of options granted or to be granted in the future pursuant to the Plan. The Company has granted 24,241,758 options to purchase shares of Common Stock pursuant to the Plan. Except for such options or as described on Exhibit B, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company holds no shares of its capital stock in its treasury. The Company is not a party to or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any persons, that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company, except as contemplated by this Agreement, the Restated Certificate or the Ancillary Agreements.

(e) The outstanding options and warrants disclosed on Exhibit B attached hereto have been duly authorized and validly issued, and were issued in compliance with the Plan, the applicable provisions of the Securities Act and the regulations thereunder and any relevant state securities laws and regulations.

2.6 Financial Statements. The Company has delivered to the Investors audited financial statements (balance sheet, income statement, and statement of cash flows) for the fiscal year ended December 31, 2011 and unaudited financial statements (balance sheet, income statement, and statement of cash flows) for the 10-month period ending October 31, 2012 (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, except as disclosed therein, and present fairly the financial condition and position of the Company at the dates thereof and the results of operations of the Company for the periods covered thereby, subject in the case of the unaudited Financial Statements to normal recurring year-end audit adjustments (which are not expected to be material), and, in the case of the unaudited financial statements, do not contain all footnotes required under generally accepted accounting principles. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.7 Absence of Changes. Since October 31, 2012, (i) the Company has not entered into any transaction which was not in the ordinary course of business, including any sale, assignment or transfer of any intellectual property, proprietary information or material assets of the Company, any sale, assignment, transfer, abandonment or loss of any intellectual property, proprietary information or material assets of the Company, any patents, trademarks, copyrights, trade secrets, or other intangible assets of the Company; (ii) there has been no materially adverse change in the condition (financial or otherwise), business, property, assets or liabilities of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse; (iii) there has been no change to, destruction of or loss of physical property (whether or not covered by insurance) materially and adversely affecting the business or operations of the Company; (iv) the Company has not declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock; (v) the Company has not increased the compensation of any of its officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business; (vi) there has been no resignation or termination of employment of any key officer, consultant or employee of the Company, and the Company does not know of the impending resignation or termination of employment of any such officer, consultant or employee that if consummated would have a materially adverse effect on its business; (vii) there has been no labor dispute involving the Company or its employees and none is pending or, to the best of the Company’s knowledge, threatened; (viii) there has not been any change, except in the ordinary course of business, in the contingent obligations of the Company, by way of guaranty, endorsement, indemnity, warranty or otherwise; (ix) there have not been any loans made by the Company to any of its employees, officers or directors other than travel advances and office advances made in the ordinary course of business; (x) there has been no other event or condition of any character that might materially and adversely affect the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted); (xi) there have been no waivers by the Company of a material right or of a material debt owed to it; (xii) there have been no issuances of any securities of the Company; and (xiii) there has been no agreement or commitment by the Company to do any of the things described in this Section 2.7.

2.8 Liabilities. Except as set forth in the Financial Statements, or as otherwise set forth in the Schedule of Exceptions, the Company has no liabilities or obligations, absolute or contingent (whether individually or in the aggregate) in excess of $100,000.

2.9 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

2.10 Contracts and Other Commitments. The Company does not have and is not bound by any contract, agreement, lease, commitment, or proposed transaction, judgment, order, writ or decree, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $100,000 and do not extend for more than one year beyond the date hereof, (ii) sales contracts entered into in the ordinary course of business, and (iii) contracts terminable at will by the Company on no more than thirty (30) days’ notice without cost or liability to the Company and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company’s business. For the purpose of this Agreement, employment and consulting contracts and contracts with labor unions, license agreements and any other agreements relating to the Company’s material acquisition or disposition of patent, copyright, trade secret or other proprietary rights or technology (other than standard end-user license agreements) and other Intellectual Property Assets (other than Non-Scheduled Licenses In), and contracts that would expressly restrict in a material manner the Company’s freedom to operate and compete in any line of business or with any person or entity or in any geographic area by means of noncompete provisions, exclusivity arrangements, “most favored nation” or preferred pricing provisions (collectively, “Restrictive Covenants”) shall not be considered to be contracts entered into in the ordinary course of business.

2.11 Related-Party Transactions. No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered during the current pay period, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as provided in the Schedule of Exceptions, to the best of the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except as provided in the Schedule of Exceptions, to the best of the Company’s knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company or employment by the Company).

2.12 Registration Rights. Except as provided in the Third Amended and Restated Registration Rights Agreement (which will be entered into in connection with the transactions contemplated hereby), the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued. To the Company’s knowledge, except as contemplated in the Third Amended and Restated Investors’ Rights Agreement and the Fifth Amended and Restated Certificate of Incorporation, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.13 Compliance with Laws; Permits. The operations of the Company have been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all governmental, regulatory, administrative agency or any other quasi-governmental or private body exercising regulatory or taxing authority over the Company. The Company has not received any notification of any asserted present or past failure to comply with such laws, rules or regulations. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as presently being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company. The Company is not in default under any of such franchises, permits, licenses or other similar authority. The Company is in compliance in all material respects with all regulatory requirements of the United States Food and Drug Administration necessary for conducting the Company’s business as of the date hereof. There is no FDA enforcement action pending or, to the Company’s knowledge, threatened orally or in writing against the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.14 Compliance With Other Instruments. The Company is not in violation or default in any respect of any provision of its Restated Certificate or Bylaws (each as amended to date) or in any respect of any provision of any material mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule, law, regulation or restriction applicable to the Company. The execution, delivery, and performance by the Company of this Agreement, and any Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties. Without limiting anything else contained herein, (i) the License Agreement, dated as of October, 2003, by and between the Company and Archemix Corp., (ii) the License Agreement, dated as of November 18, 2004, by and between the Company and Duke University, amended pursuant to the First Amendment to License Agreement, dated as of July 27, 2005, and (iii) the License Manufacturing and Supply Agreement, dated December 22, 2006, by and between the Company and Nektar Therapeutics AL, Corporation (the “Key Licenses”) are valid and enforceable and are in full force and effect. Company is not in default, and to the

Company’s knowledge, there is no basis for any valid claim of default under any Key License. No party to a Key License agreement has notified the Company of any breach thereof, and to the Company’s knowledge no party to a Key License has any intention to request an amendment or waiver of any term of a Key License.

2.15 Litigation. There is no action, suit, proceeding, or investigation pending or, to the best of the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, or any Ancillary Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of the Company, or in any material change in the current equity ownership of the Company, except as contemplated by this Agreement. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business. The Company is not a party to or, to the best of the Company’s knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

2.16 Disclosure. The Company has provided each Investor with all the information reasonably available to it without undue expense that such Investor has requested for deciding whether to purchase the Shares. No representation or warranty by the Company contained in this Agreement or any Schedule or Exhibit hereto, or any certificate or other instrument referred to herein or otherwise furnished or to be furnished to the Investors or their counsel by the Company with respect to the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact which is necessary in order to make the statements contained herein or therein, not misleading in light of the circumstances in which they were made.

2.17 Private Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the securities and broker-dealer registration requirements of the Securities Act and applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.18 Title to Property and Assets; Leases. Except (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, or (iii) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation the Company has good and marketable title to its property and assets free and clear of all mortgages, liens, claims, and encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(iii) above.

2.19 Intellectual Property. (i) Set forth on Schedule B is a complete and accurate list of all (a) Patents and patent applications purported to be owned by the Company (“Company Patents”), registered and material unregistered Marks purported to be owned by the Company (“Company Marks”) and registered Copyrights purported to be owned by the Company (“Company Copyrights”), (b) products currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made, or to be made, commercially available by the Company (the “Products”), and (c) licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets (“Licenses In”) (other than licenses for commercially available, non-custom off the shelf software requiring payment of fees less than $50,000 (collectively, “Non-Scheduled Licenses In”)). The Company has not entered into at any time, any licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (c) or (d), Schedule B also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(ii) Except as set forth on Schedule B:

(a) (A) with respect to the Company Intellectual Property Assets purported to be owned by the Company, the Company solely owns such Company Intellectual Property Assets, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements, subject to clauses (i) through (iii) of Section 2.19 and (B) with respect to all other Company Intellectual Property Assets such Company Intellectual Property Assets are the subject of a valid and enforceable written license or other agreement, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements subject to clauses (i) through (iii) of Section 2.19;

(b) all Company Intellectual Property Assets owned by the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Company’s knowledge (i) all Company Intellectual Property Assets licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and the Company has used commercially reasonable efforts to prosecute, maintain and protect such Company Intellectual Property Assets if responsibility for prosecution, maintenance and protection is expressly required under the applicable license agreement, and (ii) all Company Intellectual Property Assets are valid and enforceable;

(c) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the Company’s knowledge, there is no patent rights of any third party that in any ways creates a basis for an interference proceeding or derivation proceeding with a Company Patent;

(d) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any of its employees alleging that any of the operation of the business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the enforceable rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(e) to the Company’s knowledge, the manufacture, use, importation, offer for sale and/or sale of any Product does not constitute an act of infringement with respect to any Third Party IP Asset or constitute a misappropriation of any subject matter of any Third Party IP Asset and will not constitute an act of infringement with respect to any Third Party IP Asset or constitute a misappropriation of any subject matter of any Third Party IP Asset in the event of the sale of any Product. The Company has not received notice from a third party that the operation of the business, or any activity by the Company, or the manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates any Third Party IP Asset or constitutes a misappropriation of any subject matter of any Third Party IP Asset. The Company does not have any obligation to compensate any person for the use of any Intellectual Property Assets, other than pursuant to a Non-Scheduled License-In; except for the customary indemnification agreements included in consulting or clinical research agreements that the Company has entered into in the ordinary course of business or as disclosed in Schedule B, the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; any and all Company Intellectual Property Assets are sufficient for the conduct the Company’s business as currently conducted, and to the Company’s knowledge, any and all Company Intellectual Property Assets are sufficient for the development, manufacture, sale, distribution and other commercialization of products by the Company as currently conducted; the Company uses commercially reasonable efforts to maintain, prosecute and protect Company Intellectual Property Assets owned by the Company; the Company does not have and is not bound by any contract, agreement, obligations to the third parties, lease, commitment, or proposed transaction, judgment, order, writ or decree, written or oral, absolute or contingent that would have a material adverse effect on the Company’s business and/or the Company Intellectual Property Assets or expressly restrict in a material manner the Company’s freedom to operate and compete in any line of business or with any person or entity or in any geographic area by means of noncompete provisions, exclusivity arrangements, “most favored nation” provisions and the like; and, except as scheduled in Section 2.19 of the Schedule of Exceptions, the Company has not entered into any agreement with third parties that would trigger a license to, restrict the use of, or otherwise encumber the Company Intellectual Property Assets owned by the Company or the Company’s rights to Company Intellectual Property Assets not owned by the Company;

(f) all former and current employees and individual consultants of the Company (in each case whose duties relate, in whole or in part, to the development of Products) have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information made in the course of their employment or pursuant to their consulting agreement and relating to the Company’s business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto; in each case where a Company patent rights is held by Company by assignment, to the Company’s knowledge the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued or a qualified legal agent has been instructed to effect such recordation;

(g) to the Company’s knowledge, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets or the subject matter thereof;

(h) the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company (the “Company Trade Secrets”) and, to the knowledge of the Company, there has been no theft, loss or unauthorized disclosure of any Company Trade Secrets;

(i) the Company has in connection with any collection or use of personally identifiable information, complied with all applicable statutes and regulations in all relevant jurisdictions and its privacy policy (which policy is consistent with industry practices) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to the Company’s databases or other records; to the Company’s knowledge, there has been no theft, loss, or unauthorized disclosure of such information or breach of integrity and security of computer systems and databases; and

(j) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement, including the effectiveness of this Agreement and the Ancillary Agreements, will not result in any of the Investors or their affiliates being bound by any Restrictive Covenant, nor in the granting of any rights or licenses in or to any of their Intellectual Property Assets (including by means of a covenant not to sue or cross-license).

(iii) For purposes of this Agreement,

(a) “Company Intellectual Property Assets” means all Intellectual Property Assets used in or necessary for the operation of the Company’s business.

(b) “Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (A) patents, patent applications patent extensions and supplementary protection certificates, patent rights, inventions, discoveries and invention disclosures of any kind (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, and confidential or proprietary information (collectively, “Trade Secrets”), including but not limited to Trade Secrets that consist of research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures, testing results, research and clinical data, manufacturing methods, proprietary biological materials, chemical materials (including, but not limited to RNA, DNA and cell lines), regulatory filings and approvals; (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill associated with any Marks and claims of infringement and misappropriation against third parties.

2.20 Employees; Employee Compensation. To the best of the Company’s knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees and none of the Company’s employees belong to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company’s knowledge, no employee of the Company is in violation of any judgment, decree, or order, or any material term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or the use by the employee of his or her best efforts with respect to such business. Except for the Plan and except as set forth on Schedule B, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement (collectively, the “Employment Agreements”). The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as described in the Employment Agreements and subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

2.21 Proprietary Information and Inventions Agreements. Set forth on Schedule B is a list of each employee and consultant of the Company who has on or prior to the date hereof executed a Proprietary Information and Inventions Agreement, a true and correct copy of which have been provided to the Investors, and each of which is in full force and effect on the date hereof and complies with the terms of Section 2.19 hereof.

2.22 Environmental and Safety Laws. The Company conducts and intends to conduct its business and operations in compliance with all statutes, ordinances, rules and regulations relating to the environment or occupational health and safety. To the best of its knowledge, the Company is not in violation of any applicable statute, rule, or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, rule, or regulation. The Company has not received notice of any claim, action, suit, proceeding, hearing or investigation against the Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal or transport of hazardous or biological material or waste. The Company has not received any official or formal notification of any current, pending or outstanding violation of environmental laws by any previous occupants of the premises currently leased by the Company.

2.23 Minute Books. The copy of the minute books of the Company made available to the Investors contain minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.

2.24 Insurance.

(a) The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company. Section 2.24 of the Schedule of Exceptions sets forth with respect to each insurance policy and reinsurance agreement maintained by or at the expense of the Company (i) the name of the insurance carrier; (ii) a description of the coverage and the material terms and provisions of such policy, (iii) the annual premium and cash value (if any), and (iv) a description of any past claims or claims pending. The insurance carried by the Company with respect to its properties, assets and businesses is in amounts sufficient for the protection of the businesses of the Company. Each of such insurance policies is currently in full force and effect.

(b) The Company has purchased from financially sound and reputable insurers directors’ and officers’ liability insurance, with coverage customary for companies similarly situated to the Company, in an aggregate amount not less than Three Million Dollars ($3,000,000). The insurance policy is currently in full force and effect.

2.25 Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended and will not, as a result of the transactions contemplated hereby, become an “investment company”.

2.26 Tax Matters. The Company: (i) has timely filed all tax returns that are required to have been filed by it with all appropriate federal, state, county and local governmental agencies (and all such returns fairly reflect the Company’s operations for tax purposes); (ii) has timely paid all taxes owed by it, including those for which it is obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party (other than taxes the validity of which are being contested in good faith by appropriate proceedings); and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor, and, to the best of the Company’s knowledge, there are no material unresolved questions or claims concerning the Company’s tax liability. The Company’s tax returns have not been reviewed or audited by any federal, state, local or county taxing authority. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in any material amount for taxes. No written claim has ever been made by any authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. Since the most recent Financial Statements, the Company has not incurred any material taxes other than in the ordinary course of business. The Company does not have any liability for the taxes of any other person (other than its wholly-owned subsidiaries) pursuant to the requirements of law, contract, intercompany arrangement or otherwise. The Company is not a “United States real property holding corporation” (within the meaning of section 897(c)(2) of the Code).

2.27 Employee Matters. The Company does not maintain or contribute to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan (as defined in Sections 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). Any plans set forth on the Schedule of Exceptions comply in form and in operation in all respects with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.

2.28 No Payments; FCPA. The Company and its officers, directors and employees have not, directly or indirectly, made, authorized or received any payment, contribution or gift of money, property, or services, in violation of applicable law, (i) as a kickback or bribe to any person or entity or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any governmental authority. The Company has not committed a violation of the Foreign Corrupt Practices Act of 1977.

2.29 Small Business Concern. All information provided and statements made by the Company in writing in any and all Small Business Administration Forms that may be required by the Investors is accurate.

(b) Upon consummation of the transactions contemplated hereby, the Series E Preferred Stock will meet each of the following requirements for qualification as “qualified small business stock” set forth in Section 1202(c) of the Code: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own shares described in Section 1202(c)(3)(B) of the Code during the one-year period preceding the Closing, and (iii) the Company’s (and any predecessor’s) aggregate gross assets, as defined in Section 1202(d)(2) of the Code, at no time since the Company’s formation through the Closing have exceeded or will exceed $50 million, taking into account the purchase price for the Series E Preferred Stock being sold pursuant to this Agreement and taking into account the assets of any corporation required to be aggregated with the Company in accordance with Section 1202(d)(3) of the Code. As of the Closing, (i) at least 80% (by value) of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses, as defined in Section 1202(e)(3) of the Code, (ii) no more than 10% of the total value of the Company’s assets consists of real property which is not used in the active conduct of a qualified trade or business, as defined in Sections 1202(e)(3) and 1202(e)(7) of the Code, (iii) the Company is an eligible corporation, as defined in Section 1202(e)(4) of the Code, and (iv) no more than 10% of the Company’s assets are invested in stock or securities of a corporation.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor hereby represents and warrants severally, but not jointly, to the Company that, as of each Closing:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Ancillary Agreements (as applicable), and that this Agreement and the Ancillary Agreements, when executed and delivered, will constitute valid and legally binding obligations of such Investor.

3.2 Purchase Entirely for Own Account. This Agreement is made by the Company with the Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be purchased by such Investor and the Common Stock issuable upon conversion of the Shares (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3 Reliance Upon Investor’s Representations. Such Investor understands that the Shares are not, and any Common Stock acquired on conversion of the Shares at the time of issuance might not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof or Regulation D thereunder, and that the Company’s reliance on such exemption is predicated on the Investor’s representations set forth herein. The Investor realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Investor has in mind merely acquiring Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Investor does not have any such intention.

3.4 Receipt of Information. Such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of the Company; the foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

3.5 Investment Experience. Such Investor is experienced in evaluating and investing in private placement transactions of securities of similar companies in a similar stage of development and acknowledges that such Investor is able to fend for himself, herself or itself, can bear the economic risk of such Investor’s investment, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents such Investor has not been organized for the purpose of acquiring the Shares.

3.6 Accredited Investor. Such Investor further represents to the Company that such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D adopted pursuant to the Securities Act.

3.7 Restricted Securities. Such Investor understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, the Investor is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available.

3.8 Legends. To the extent applicable, each certificate or other document evidencing any of the Shares or any Common Stock issued upon conversion thereof shall be endorsed with the legends substantially in the form set forth below:

(a) The following legend under the Securities Act:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Any legend imposed or required by the Company’s Bylaws (as amended to date) or applicable state securities laws or any Ancillary Agreement.

3.9 Residence. If the Investor is an individual, then the Investor resides in the state or country identified in the address of the Investor set forth on the signature page hereto. If the Investor is a partnership, corporation or other entity, the office or offices of the Investor in which its investment decision was made is located at the address or addresses of the Investor set forth on the signature page hereto.

3.10 Transfer Restrictions. The Investor acknowledges and agrees that the Shares and, if issued, the shares of Common Stock issuable upon conversion of the Shares, are subject to restrictions on transfer as set forth in the Ancillary Agreements.

SECTION 4.	CONDITIONS OF INVESTORS’ OBLIGATIONS AT THE INITIAL CLOSING.

(A) Conditions of Investors’ Obligations at the Closing of the First Tranche of the Initial Closing:

The obligations of the Investors under Section 1.2(a)(i) of this Agreement are subject to the fulfillment on or before the closing of the first tranche of the Initial Closing (except as set forth below) of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

4.1 Representations and Warranties. At the closing of the first tranche of the Initial Closing, the representations and warranties of the Company contained in Section 2, subject to the exceptions listed on Schedule B, shall be true on and as of the date of such Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of such Initial Closing.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the closing of the first tranche of the Initial Closing.

4.3 Compliance Certificate. At the closing of the first tranche of the Initial Closing, the President of the Company shall deliver to the Investors at the first tranche of the Initial Closing a certificate certifying that the conditions specified in Sections 4(A)4.1 and 4(A)4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the closing of the first tranche of the Initial Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the first tranche of the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, who shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.6 Filing of Restated Certificate. On or prior to the closing of the first tranche of the Initial Closing, the Restated Certificate shall have been filed with the Secretary of State of the State of Delaware and shall be effective.

4.7 Board of Directors. Effective as of the closing of the first tranche of the Initial Closing, the board of directors of the Company shall be composed of seven (7) directors. The initial directors shall be as follows: David J. Mazzo, Ph.D., Dennis Podlesak, Raphael Wisniewski, B. Jefferson Clark, Jesse Treu, Sherrill Neff and Anton Gopka.

4.8 Third Amended and Restated Registration Rights Agreement. On or prior to the closing of the first tranche of the Initial Closing, the Company, the Investors and the other parties named therein, shall have entered into the Third Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit C.

4.9 Third Amended and Restated Investors’ Rights Agreement. On or prior to the closing of the first tranche of the Initial Closing, the Investors, the Company, and each of the Company’s stockholders shall have entered into the Third Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit D.

4.10 Opinion of Company Counsel. The Investors shall have received from Lowenstein Sandler PC, counsel to the Company, an opinion, dated the date of the closing of the first tranche of the Initial Closing, and addressed to the Investors in a form and substance satisfactory to the Investors.

4.11 Due Diligence. On or prior to the closing of the first tranche of the Initial Closing, the Investors shall have completed their due diligence investigation and shall be reasonably satisfied with the results of any audit, investigation, review or analysis they may have undertaken.

4.12 Stockholder Approval; Waiver. On or prior to the closing of the first tranche of the Initial Closing, the Company shall have secured stockholder approval for the transactions contemplated herein, if so required under applicable law. On or prior to the closing of the first tranche of the Initial Closing, the requisite holders of Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have waived their preemptive rights and their anti-dilution rights, as applicable, in connection with the transactions contemplated by this Agreement.

4.13 Amendment of the Plan. On or prior to the closing of the first tranche of the Initial Closing, the Company shall have amended the Company’s Plan to increase the amount of shares authorized under the Plan to 39,380,603.

4.14 Management Rights Letter. On or prior to the closing of the first tranche of the Initial Closing, the Company shall have entered into a Management Rights Letter with RMI in form and substance satisfactory to such Investor.

4.15 Indemnification Agreements. On or prior to the closing of the first tranche of the Initial Closing, the Company and each of its directors shall have executed and delivered the Indemnification Agreements substantially in the form of Exhibit E. Special Incentive Plan.

On or prior to the closing of the first tranche of the Initial Closing, the Company’s Special Incentive Plan, dated as of April 30, 2010, shall be amended so that it shall remain in full force and effect after the closing of the first tranche of the Initial Closing.

4.17 Patents and Patent Applications.

On or prior to the closing of the first tranche of the Initial Closing, the Company shall have assigned to DRI the pending patent application with the Russian Federal Service for Intellectual Property, Patents and Trademarks (“Rospatent”) 2011154087.

4.18 Other Closing Deliverables.

On or prior to the closing of the first tranche of the Initial Closing, the Company, DRI and NovaMedica, as applicable, shall have executed the following agreements or provided evidence of the applicable filings and assignments:

(a)	A Technology Transfer Agreement, by and between the Company and DRI, substantially in the form of Exhibit F (the “TTA”).

(b)	An Assignment and Assumption Agreement, by and among the Company, DRI and NovaMedica, substantially in the form of Exhibit G (the “Assumption Agreement”).

(c)	An Assignment and Contribution Agreement shall be executed by NovaMedica and DRI, substantially in the form of Exhibit H (the “Assignment and Contribution Agreement”).

4.19 Material Adverse Change. In the event that there is no simultaneous signing of this Agreement and closing of the first tranche of the Initial Closing, there shall not have occurred, from the date hereof to and including the closing of the first tranche of the Initial Closing, a material adverse change in the business, financial conditions or prospects of the Company, including without limitation any material adverse change in any material license agreement or any materially adverse event in the research and development programs of the Company. Other Documents. The Company shall have executed such other documents as reasonably requested by the Investors in order to effectuate the transactions contemplated herein.

(B) Conditions of Investors’ Obligations at the Closing of the Second Tranche of the Initial Closing:

The obligations of the Investors under Section 1.2(a)(ii) of this Agreement are subject to the conditions therein contained and the fulfillment on or before the closing of the second tranche of the Initial Closing (except as set forth below) of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

4.1 Representations and Warranties. At the closing of the second tranche of the Initial Closing, the representations and warranties of the Company contained in Section 2, subject to the exceptions listed on Schedule B, shall be true on and as of the date of such Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of such Initial Closing.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the closing of the second tranche of the Initial Closing.

4.3 Compliance Certificate. At the closing of the second tranche of the Initial Closing, the President of the Company shall deliver to the Investors at the second tranche of the Initial Closing a certificate certifying that the conditions specified in Sections 4(B)4.1 and 4(B)4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the closing of the second tranche of the Initial Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, who shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.6 Clinical Development and Collaboration Agreement.

Pursuant to Section 5.1 of the TTA, the Company and NovaMedica shall have entered into the Clinical Development and Collaboration Agreement within ninety (90) days after the effective date of the TTA.

4.7 RMI’s Conditions to the Second Tranche of the Initial Closing

(a) The Company shall have filed patent applications set forth in Exhibit I of this Agreement.

(b) The Company shall have filed applications in the Eurasian Patent Office (“EAPO”), the State Intellectual Property Office of Ukraine (“SIPS”) and the Georgian Industrial Property Organization to issue patents under the PCT applications and other patent rights set forth in Exhibit J 1.1 of this Agreement.

(c) DRI shall have been filed for registration on the name of NovaMedica all patents and patent applications set forth in Exhibit J 1.2 with Rospatent and SIPS.

(d) All pending patent applications and patents set forth in Exhibit J 1.1 and 1.2 shall have been registered on the name of NovaMedica with Rospatent, the SIPS, the EAPO and the Georgian Industrial Property Organization.

4.8 Opinion of Company Counsel. The Investors shall have received from Lowenstein Sandler PC, counsel to the Company, an opinion, dated the date of the closing of the second tranche of the Initial Closing, and addressed to the Investors in a form and substance satisfactory to the Investors.

4.9 Material Adverse Change. There shall not have occurred, from the date hereof to and including the closing of the second tranche of the Initial Closing, a material adverse change in the business, financial conditions or the prospects of the Company, including without limitation any material adverse change in any material license agreement or any materially adverse event in the research and development programs of the Company.

(C) Conditions of Investors’ Obligations at the Closing of the Third Tranche of the Initial Closing:

The obligations of the Investors under Section 1.2(a)(iii) of this Agreement are subject to the conditions therein contained and the fulfillment on or before the closing of the third tranche of the Initial Closing (except as set forth below) of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

4.1 Representations and Warranties. At the closing of the third tranche of the Initial Closing, the representations and warranties of the Company contained in Section 2, subject to the exceptions listed on Schedule B, shall be true on and as of the date of such Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of such Initial Closing.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the third tranche of the Initial Closing.

4.3 Compliance Certificate. At the closing of the third tranche of the Initial Closing, the President of the Company shall deliver to the Investors at the third tranche of the Initial Closing a certificate certifying that the conditions specified in Sections 4(C)4.1 and 4(C)4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the closing of the third tranche of the Initial Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, who shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.6 RMI’s Conditions to the Third Tranche of the Initial Closing.

(a) The Company shall have filed patent applications set forth in Exhibit I of this Agreement.

(b) The Company shall have filed applications in the EAPO, SIPS and the Georgian Industrial Property Organization to issue patents under the PCT applications and other patent rights set forth in Exhibit J 1.1 of this Agreement.

(c) DRI shall have been filed for registration on the name of NovaMedica all patents and patent applications set forth in Exhibit J 1.2 with Rospatent and SIPS.

(d) All pending patent applications and patents set forth in Exhibit J 1.1 and 1.2 shall have been registered on the name of NovaMedica with Rospatent, the SIPS, the EAPO and the Georgian Industrial Property Organization.

4.7 Opinion of Company Counsel. The Investors shall have received from Lowenstein Sandler PC, counsel to the Company, an opinion, dated the date of the closing of the third tranche of the Initial Closing, and addressed to the Investors in a form and substance satisfactory to the Investors.

4.8 Material Adverse Change. There shall not have occurred, from the date hereof to and including the closing of the third tranche of the Initial Closing, a material adverse change in the business, financial conditions or the prospects of the Company, including without limitation any material adverse change in any material license agreement or any materially adverse event in the research and development programs of the Company. CONDITIONS OF THE COMPANY’S OBLIGATIONS AT THE INITIAL CLOSING.

(A) Conditions of the Company’s Obligations at the Closing of the First Tranche of the Initial Closing:

The obligations of the Company to the Investors under Section 1.2(a)(i) and Section 1.2(b) of this Agreement are subject to the fulfillment on or before the closing of the first tranche of the Initial Closing of each of the following conditions by the Investors, DRI and NovaMedica, as applicable:

5.1 Representations and Warranties. At the closing of the first tranche of the Initial Closing, the representations and warranties of the Investors contained in Section 3 shall be true on and as of the date of such Initial Closing.

5.2 Performance of Obligations. The Investors shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Investors as of the closing of the first tranche of the Initial Closing.

5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the closing of the first tranche of the Initial Closing.

5.4 Third Amended and Restated Registration Rights Agreement. On or prior to the closing of the first tranche of the Initial Closing, the Investors shall have entered into the Third Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit C.

5.5 Third Amended and Restated Investors’ Rights Agreement. On or prior to the closing of the first tranche of the Initial Closing, the Investors shall have entered into the Third Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit D.

5.6 Other Closing Deliverables.

On or prior to the closing of the first tranche of the Initial Closing, the following documents shall be executed by the Company, DRI and NovaMedica (if applicable):

(a)	The TTA;

(b)	The Assignment and Assumption Agreement;

(c)	The Assignment and Contribution Agreement.

5.7 Receipt of Funds. Subject to Section 1.2(b) hereof, the Company shall have received from Investors the funds representing the purchase price referenced in Section 1.2(a) above for the Shares.

(B) Conditions of the Company’s Obligations at the Closing of the Second Tranche of the Initial Closing:

The obligations of the Company to the Investors under Section 1.2(a)(ii) and Section 1.2(b) of this Agreement are subject to the fulfillment on or before the closing of the second tranche of the Initial Closing of the conditions therein contained and each of the following conditions by the Investors, NovaMedica and DRI, as applicable:

5.1 Representations and Warranties. At the closing of the second tranche of the Initial Closing, the representations and warranties of the Investors contained in Section 3 shall be true on and as of the date of such Initial Closing.

5.2 Performance of Obligations. The Investors shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Investors as of the closing of the second tranche of the Initial Closing.

5.3 Clinical Development and Collaboration Agreement.

Pursuant to Section 5.1 of the TTA, the Company and NovaMedica shall have entered into the Clinical Development and Collaboration Agreement within ninety (90) days after the effective date of the TTA.

5.4 Receipt of Funds. Subject to Section 1.2(b) hereof, the Company shall have received from Investors the funds representing the purchase price referenced in Section 1.2(a) above for the Shares.

(C) Conditions of the Company’s Obligations at the Closing of the Third Tranche of the Initial Closing:

The obligations of the Company to the Investors under Section 1.2(a)(iii) and Section 1.2(b) of this Agreement are subject to the fulfillment on or before the closing of the third tranche of the Initial Closing of the conditions therein contained and each of the following conditions by the Investors, NovaMedica and DRI, as applicable:

5.1 Representations and Warranties. At the closing of the third tranche of the Initial Closing, the representations and warranties of the Investors contained in Section 3 shall be true on and as of the date of such Initial Closing.

5.2 Performance of Obligations. The Investors shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Investors as of the closing of the third tranche of the Initial Closing.

5.3 Receipt of Funds. Subject to Sections 1.2(b) and 1.5 hereof, the Company shall have received from Investors the funds representing the investment amount set forth on Schedule A less the funds received pursuant to Section 1.5 hereof.

SECTION 6.	CONDITIONS OF INVESTORS’ OBLIGATIONS AT THE SECOND CLOSING.

The obligations of the Investors under Section 1.3 of this Agreement are subject to the fulfillment on or before the Second Closing (except as set forth below) of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

6.1 Filing of Amendment to Restated Certificate. On or prior to the Second Closing, an Amendment to the Restated Certificate shall have been filed with the Secretary of State of the State of Delaware to authorize all of the Second Closing Shares and the Common Stock issuable upon conversion of all Second Closing Shares, in the event that the Restated Certificate authorizes less than the actual number of Second Closing Shares sold at the Second Closing.

6.2 Representations and Warranties.

At the Second Closing, the representations and warranties of the Company contained in Section 2 hereof, subject to the exceptions listed on Schedule B, shall be true and accurate on and as of the date of the Second Closing with the same effect as though such representations and warranties had been made on and as of the date of the Second Closing.

6.3 Performance.

The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Second Closing.

6.4 Qualifications.

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Second Closing Shares pursuant to this Agreement shall be obtained and effective as of the Second Closing.

6.5 Compliance Certificate. At the Second Closing, the President of the Company shall deliver to the Investors at the Second Closing a certificate certifying that the conditions specified in Sections 6.1, 6.2 and 6.3 have been fulfilled. RMI’s Conditions to the Second Closing.

(a) The Company shall have filed patent applications set forth in Exhibit I of this Agreement.

(b) The Company shall have filed applications in the EAPO, SIPS and the Georgian Industrial Property Organization to issue patents under the PCT applications and other patent rights set forth in Exhibit J 1.1 of this Agreement.

(c) DRI shall have been filed for registration on the name of NovaMedica all patents and patent applications set forth in Exhibit J 1.2 with Rospatent and SIPS.

(d) All pending patent applications and patents set forth in Exhibit J 1.1 and 1.2 shall have been registered on the name of NovaMedica with Rospatent, the SIPS, the EAPO and the Georgian Industrial Property Organization.

6.7 Opinion of Company Counsel. The Investors shall have received from Lowenstein Sandler PC, counsel to the Company, an opinion, dated the date of the closing of the Second Closing, and addressed to the Investors in a form and substance satisfactory to the Investors.

6.8 Material Adverse Change.

There shall not have occurred, from the date hereof to and including the Second Closing, a material adverse change in the business, financial conditions or prospects of the Company, including without limitation any material adverse change in any material license agreement or any materially adverse event in the research and development programs of the Company.

SECTION 7.	CONDITIONS OF COMPANY’S OBLIGATIONS AT THE SECOND CLOSING.

The obligations of the Company to the Investors under Section 1.2(d) of this Agreement are subject to the fulfillment on or before the Second Closing of each of the following conditions by the Investors:

7.1 Receipt of Funds.

Subject to Section 1.3 hereof, the Company shall have received from Investors the funds representing the purchase price referenced in Section 1.3 above for the Shares.

SECTION 8.	POST-CLOSING COVENANTS OF THE COMPANY

8.1 Securities Laws Compliance.

Following each Closing, the Company shall make any filings required by the federal securities laws or the securities or Blue Sky laws of any other applicable U.S. jurisdiction.

8.2 Use of Proceeds.

The Company shall use the majority of proceeds from the sale of the Shares to fund the development of REG-1 according to a budget to be approved by the Board of the Company, including the RMI designee.

8.3 Technology Transfer Agreements.

The Company shall fulfill all of its obligations under the TTA, the Assignment and Assumption Agreement and the Clinical Development and Collaboration Agreement, which shall be entered into within ninety (90) days after the effective date of the TTA (collectively, the “IP Transfer Agreements”). The Company shall not terminate or exercise the right to terminate the IP Transfer Agreements in breach of their terms and provisions. The Company shall promptly notify RMI of any notice of default under, or termination or amendment of, any IP Transfer Agreement.

SECTION 9.	MISCELLANEOUS.

9.1 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the Ancillary Agreements and the other documents delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter thereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

9.2 Indemnification. The Company shall indemnify, defend and hold each Investor harmless from and against all claims, liabilities, losses, and damages paid, incurred, accrued or sustained by an Investor, directly or indirectly, together with all reasonable costs and expenses related thereto (including, without limitation, reasonable legal and accounting fees and expenses) as a result of (a) any breach or inaccuracy of a representation or warranty (each as modified by the Schedules hereto) or covenant of the Company in this Agreement, or in any Ancillary Agreement or any certificate delivered in connection therewith, and (b) any failure to perform or comply with any covenant or agreement of the Company in the Ancillary Agreements; provided however, that the aggregate liability of the Company to each Investor under this Section 9.2 shall not exceed the aggregate purchase price of the Series E Preferred Stock purchased by such Investor hereunder plus the reasonable costs and expenses related thereto (including without limitation, reasonable legal and accounting fees and expenses). This Section is a non-exclusive remedy and does not limit the rights of each Investor to pursue a breach of contract claim.

9.3 Remedies. In case any one or more of the representations, warranties, covenants or agreements set forth in this Agreement shall have been breached by the Company, the Investors may proceed to protect and enforce their rights either by suit in equity or by action at law, including, but not limited to, an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement.

9.4 Survival of Warranties. The representations and warranties of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Second Closing for two (2) years from the date of the Second Closing, except for the representations and warranties regarding the Company’s Intellectual Property in Section 2.19 hereof, which shall survive the Second Closing indefinitely and shall not terminate. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument and shall survive the execution and delivery of this Agreement and the Second Closing for two (2) years from the date of the Second Closing, except for the representations and warranties regarding the Company’s Intellectual Property in Section 2.19 hereof, which shall survive the Second Closing indefinitely and shall not terminate.

9.5 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Shares sold hereunder or any Common Stock issued upon conversion of the Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.6 D&O Insurance. The Company shall at all times maintain directors and officers liability insurance in the amounts and on the other terms described in the Schedule of Exceptions and the Company shall increase or otherwise modify such coverage upon the request of Investors holding a majority of the Common Stock issuable upon conversion of the Shares.

9.7 Small Business Qualification. The Company shall use its commercially reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such repurchase would constitute a “significant redemption” within the meaning of Section 1202(c)(4)(B) of the Code with respect to the Series E Preferred Stock being purchased hereunder, except to the extent required pursuant to the Restated Certificate. In addition, the Company covenants and agrees (i) to, within ten (10) days after a written request therefor, execute and deliver to the Investors such forms, documents, schedules and other instruments as may be reasonably requested thereby to cause the Series E Preferred Stock to qualify as “qualified small business stock” as defined in Section 1202(c) of the Code and (ii) that it shall take no action that would cause the Series E Preferred Stock to cease to qualify as “qualified small business stock” as defined in Section 1202(c) of the Code for any reason other than the failure to meet the requirements of Section 1202(e) of the Code.

9.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles, and shall be binding upon the parties hereto in the United States and worldwide. The parties agree to submit to the exclusive personal jurisdiction of the state and federal courts sitting in New York, New York for the purposes of enforcing this agreement to arbitrate, applying to a judicial authority for provisional remedies or interim or conservatory measures, and obtaining judgment upon the award rendered by the tribunal. The parties to this Agreement each consent to the in personal jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

Notwithstanding the foregoing, the parties hereby irrevocably agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement between the Company, Investors and RMI, including without limitation, any dispute regarding its validity or termination, or the performance or breach thereof (“Dispute”), shall be finally settled by arbitration administered by the London Court of International Arbitration (“LCIA”), in accordance with the rules of the LCIA (“LCIA”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.

The arbitration shall be conducted by three (3) arbitrators, selected as follows.

(a) In the event that the request for arbitration names only one claimant and one respondent, and no party has exercised its right to joinder or intervention in accordance with the paragraphs below, the claimant and the respondent shall each appoint one arbitrator within fifteen (15) days after the expiry of the period during which parties can exercise their right to joinder or intervention. If either party fails to appoint an arbitrator within this time period, then that arbitrator shall be appointed by the LCIA. The two (2) arbitrators appointed in accordance with the above provisions shall nominate, within thirty (30) days of their appointment, the third arbitrator, who shall act as chairperson of the arbitral tribunal. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, then the third arbitrator shall be appointed by the LCIA.

(b) In the event that more than two parties are named in the request for arbitration or at least one contracting party exercises its right to joinder or intervention in accordance with the paragraphs below, the claimant(s) shall jointly appoint one arbitrator and the respondent(s) shall jointly appoint the other arbitrator, both within fifteen (15) days after the expiry of the period during which parties can exercise their right to joinder or intervention. If the parties fail to appoint the arbitrators as provided above, then the LCIA shall appoint all three arbitrators and designate one of them to act as chairman of the arbitral tribunal. If the claimant(s) and the respondent(s) appoint the arbitrators as provided above, the two arbitrators shall nominate, within thirty (30) days of their appointment, the third arbitrator, who shall act as chairperson of the arbitral tribunal. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, the third arbitrator shall be appointed by the LCIA.

(c) Any party to this Agreement may, either separately or together with any other party to this agreement, initiate arbitration proceedings pursuant to this clause by sending a request for arbitration to all other parties to this agreement and to the LCIA. Any party to this agreement may intervene in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against any party to this agreement, provided that such notice is also sent to all other parties to this agreement and to the LCIA within thirty (30) days from the receipt by such intervening party of the relevant request for arbitration or notice of claim, counterclaim or cross-claim. Any party to this agreement named as respondent in a request for arbitration, or a notice of claim, counterclaim or cross-claim, may join any other party to this agreement in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against that party, provided that such notice is also sent to all other parties to this agreement and the LCIA within thirty (30) days from the receipt by such respondent of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

The award rendered by the arbitrators shall be final and binding on the parties. There shall be no right of appeal on any question of fact or law. Any joined or intervening party shall be bound by any award rendered by the arbitral tribunal even if such party chooses not to participate in the arbitration proceedings. Judgment on the award may be entered in any court of competent jurisdiction.

The arbitrators shall have the power, if so requested, and if they consider it appropriate in their sole discretion, to determine any issue or Dispute on the basis of written submissions and/or signed witness statements only. The seat of the arbitration shall be London. The language of the arbitration shall be English. There shall be no right of appeal on any question of fact or law. Neither party shall be required to give general discovery of documents but may be required only to provide specific and identified documents which are relevant to the Dispute. In the event either party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages, its reasonable attorneys’ fees and costs incurred in connection therewith. The dispute resolution procedure set forth in this Section 9.8 shall only be applicable to disputes in which RMI is a party to the Dispute.

9.9 Counterparts. This Agreement may be executed in two or more counterpart signature pages (including facsimile counterpart signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.11 Notices. Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be (i) sent by facsimile, (ii) sent by email, or (iii) delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address, facsimile number or email address indicated for such person on the signature page hereof, or at such other address, facsimile number or email address as such party may designate by ten days’ advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transmission, confirmed email receipt or delivery.

9.12 Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor, severally but not jointly, agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the cost and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.

9.13 Expenses. At the closing of the first tranche of the Initial Closing, (A) the Company will pay or reimburse RMI up to an amount equal to $150,000 for (i) its reasonable, documented legal and due diligence expenses (including legal, insurance and financial due diligence) in connection with this transaction and Ancillary Agreements and (ii) its out-of-pocket expenses for background checks, travel, consultants and other expenses; such expenses and fees may be deducted from the amounts delivered by RMI pursuant to Sections 1.2(b) above, and (B) the Company will pay or reimburse Reed Smith, counsel to certain of the Investors up to an aggregate amount of $45,000 for their reasonable, documented legal and due diligence expenses in connection with this transaction.

9.14 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, any Ancillary Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

9.15 Exculpation Among Investors. Each Investor acknowledges that it is not relying on any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor and the respective controlling persons, officers, directors, partners, agents or employees of such Investor, shall not be liable for any action heretofore taken or omitted to be taken by any of them in connection with the Shares.

9.16 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, RMI and the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares. Notwithstanding anything herein to the contrary, Section 1.2(a)(iii) of this Agreement shall only be amended by unanimous vote of the Major Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

9.17 Waiver of Conflict.

(a) Reed Smith LLP (“Reed Smith”), counsel for the Investors (other than RMI) in connection with the transactions contemplated hereby and for DRI in connection with the TTA and the transactions contemplated thereby, has in the past performed and may continue to perform legal services for Domain Partners VI, L.P. and its affiliates (“Domain”) and DRI in matters unrelated to the transactions described in this Agreement and the TTA, including the representation of Domain and DRI in venture capital financings and other matters. In addition, Reed Smith may represent other clients of the firm (including members of the Investor group) in matters which are or may become adverse to any individual member of the Investor group (including matters where one member of the Investor group is adverse or in the future may become adverse to another member of the Investor group). Each party to this Agreement hereby (i) acknowledges that they have had an opportunity to ask for information relevant to this disclosure, (ii) gives its informed consent to Reed Smith’s representation of such Investors and such other clients in unrelated matters and to Reed Smith’s representation of such Investors in accordance with this Agreement and the transactions contemplated hereby, and (iii) expressly waives any claim that Reed Smith should be disqualified from representing any other client of Reed Smith against such Investor with respect to matters unrelated to the legal services respecting the transactions described in this Agreement. Each of such Investors (other than RMI) hereby waives on its behalf and on behalf of its respective affiliates any actual or potential conflict of interest which exists or may arise as a result of Reed Smith representing each of such entities in connection with the transactions contemplated hereby.

(b) Each party to this Agreement acknowledges that Lowenstein, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the

Investors in matters unrelated to the transactions described in this Agreement, including the representation of such Investors in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Lowenstein’s representation of certain of the Investors in such unrelated matters and to Lowenstein’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

9.18 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

REGADO BIOSCIENCES, INC.

By:	David J. Mazzo
Name:	David J. Mazzo, Ph.D.
Title:	President and Chief Executive Officer

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

INVESTORS:

RMI INVESTMENTS, S.A.R.L.

By: Vladimir Gurdus
Its Director

By:	/s/ Vladimir Gurdus
Name:
Title:

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

AURORA VENTURES V, LP

By: A.V. Management V, L.L.C,
Its Managing Member

By:	/s/ B. Jefferson Clark
Name:	B. Jefferson Clark
Title:	Manager

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

/s/ Robert Kierlin
Robert Kierlin, Individually

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

DOMAIN PARTNERS VI, L.P.

By: One Palmer Square Associates VI, L.L.C.
Its General Partner

By:	/s/ Kathleen Schoemaker
Name:	Kathleen Schoemaker
Title:	Managing Member

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

DP VI ASSOCIATES, L.P.

By: One Palmer Square Associates VI, L.L.C.
Its General Partner

By:	Kathleen Schoemaker
Name:	Kathleen Schoemaker
Title:	Managing Member

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

QUAKER BIOVENTURES, L.P.

By: Quaker Bioventures Capital, L.P.
Its General Partner

By: Quaker Bioventures Capital, LLC
Its General Partner

By:	P. Sherrill Neff
Name:	P. Sherrill Neff
Title:	Managing Member

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

CAXTON ADVANTAGE LIFE SCIENCES FUND, L.P.

By: Caxton Advantage Venture Partners, L.P.
Its General Partner

By: Advantage Life Sciences Partners, LLC
Its Managing General Partner

By:	/s/ Eric Roberts
Name:	Eric Roberts
Title:	Member

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

BIODISCOVERY 3 FCPR

By: EDMOND DE ROTHSCHILD INVESTMENT PARTNERS, its management company

By:	/s/ Raphael Wisniewski
Name:	Raphael Wisniewski
Title:	Directeur Associé

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

INVESTORS:

BAXTER HEALTHCARE CORPORATION

By:	/s/ Norbert Riedel

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

SOLELY FOR PURPOSES OF SECTIONS 4(A)4.18, 5(A)5.6 AND 9.17(A)

DOMAIN RUSSIA INVESTMENTS LIMITED

By:	/s/ Tatiana Saribekian
Name:	Tatiana Saribekian
Title:	Chief Executive Officer

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]

SOLELY FOR PURPOSES OF SECTIONS 4(A)4.18 AND 5(A)5.6

NOVAMEDICA LLC

By:	/s/ Vladimir Gurdus
Name:	Vladimir Gurdus
Title:	General Director, CEO of LLC “D-Pharma”, Managing Company

[Signature page to Regado Biosciences, Inc. Series E Preferred Stock Purchase Agreement]